EXHIBIT 99.1

Huttig Building Products, Inc. Announces Second Quarter 2020 Results and Provides Business Update on COVID-19 Impact

Second Quarter 2020 Highlights (as compared to prior year quarter):

  Net sales decreased 12.1% to $192.0 million
  Gross margin of 20.2% compared to 20.3%
  Operating income of $2.5 million, net of $1.5 million restructuring charge.  Operating income before restructuring charge was $4.0 million compared to $3.3 million.
  Adjusted EBITDA of $5.7 million compared to $5.1 million
  Total liquidity increased to $56.0 million compared to $39.6 million a year ago
  Reduced senior indebtedness by $32.2 million compared to a year ago

ST. LOUIS, Aug. 03, 2020 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig” or the “Company”) (NASDAQ: HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the second quarter ended June 30, 2020, and provided a business update on its response to the COVID-19 pandemic.

“In light of all of the economic uncertainty caused by the COVID-19 pandemic, I am pleased with our financial performance in the second quarter,” said Jon Vrabely, Huttig’s President and Chief Executive Officer.  “We acted early, decisively, and aggressively to adjust our cost structure and inventory levels to mitigate the threat to the company posed by the pandemic.  I am very proud of all of our associates for the dedication, hard work, and personal sacrifices that have been made on behalf of our stakeholders.  Moving forward, we remain committed to continuing to take the necessary actions to protect our associates and diligently manage the business as the external environment continues to change.”

	Three Months Ended June 30,
	2020		2019
Net sales	$192.0	100.0%	$218.5	100.0%
Gross margin	38.7	20.2%	44.3	20.3%
Operating expenses	34.7	18.1%	41.0	18.8%
Restructuring charges	1.5	0.8%	-	0.0%
Operating income	2.5	1.3%	3.3	1.5%
Income (loss) from continuing operations	1.6	0.8%	(10.3)	-4.7%
Net income (loss)	1.6	0.8%	(10.3)	-4.7%
Earnings (loss) from continuing operations per share- basic and diluted	$0.06		$(0.40)
Net earnings (loss) per share - basic and diluted	$0.06		$(0.40)

	Six Months Ended June 30,
	2020		2019
Net sales	$395.0	100.0%	$415.9	100.0%
Gross margin	79.6	20.2%	81.7	19.6%
Operating expenses	73.7	18.7%	80.6	19.4%
Goodwill impairment	9.5	2.4%	-	0.0%
Restructuring charges	1.5	0.4%	-	0.0%
Operating income (loss)	(5.1)	-1.3%	1.1	0.3%
Loss from continuing operations	(7.3)	-1.8%	(13.5)	-3.2%
Net loss	(7.3)	-1.8%	(13.5)	-3.2%
Loss from continuing operations per share- basic and diluted	$(0.28)		$(0.53)
Net loss per share - basic and diluted	$(0.28)		$(0.53)

Results of Operations

Three Months Ended June 30, 2020 Compared to Three Months Ended June 30, 2019

As anticipated, the impact of the COVID-19 pandemic negatively affected our net sales, although our COVID-19 readiness and response plan has driven an overall improvement in our operating results relative to our initial pandemic forecasts.

Net sales were $192.0 million in the second quarter of 2020, which was $26.5 million, or 12.1%, lower than the second quarter of 2019.  The decline was caused primarily by the changes to the operating environment resulting from the pandemic. While some of our largest markets were significantly impacted by the pandemic early in the second quarter, demand has improved as construction activity has rebounded.  Revenues were lower in all three of our product classifications, with varying levels of pandemic-related supply chain disruption across product lines.

Millwork product sales decreased 17.9% in the second quarter of 2020 to $81.7 million, compared to $99.5 million in the second quarter of 2019; building products sales decreased 3.6% in the second quarter of 2020 to $97.5 million, compared to $101.1 million in the second quarter of 2019; and wood product sales decreased 28.5% in the second quarter of 2020 to $12.8 million, compared to $17.9 million in the second quarter of 2019.  Millwork sales were most impacted by the disruption of our supply chain. Building product sales were more resilient as certain product lines within this category retained relatively consistent high levels of demand. The decline in wood product sales also reflected our decision to de-emphasize certain product lines within the category.

Gross margin was $38.7 million in the second quarter of 2020, compared to $44.3 million in the second quarter of 2019. As a percentage of sales, gross margin was 20.2% in the second quarter of 2020, compared to 20.3% in the second quarter of 2019. Gross margins were negatively impacted by a shift in sales mix reflecting higher proportionate sales of lower margin categories and direct sales.

Operating expenses, excluding restructuring charges of $1.5 million, decreased $6.3 million to $34.7 million in the second quarter of 2020, compared to $41.0 million in the second quarter of 2019.  Personnel costs decreased $4.7 million, or 19.3%, as a result of expense reduction actions taken in response to the COVID-19 pandemic, including the closing of two branches, workforce reductions, wage reductions and suspension of Company matching contributions under an employee benefit plan, as well as reduced medical claims. Non-personnel costs decreased $1.6 million as travel and other discretionary spend was curtailed and fuel costs were lower due to lower volume and pricing.  As a percentage of sales, operating expenses, exclusive of restructuring, were 18.1% in the second quarter of 2020 compared to 18.8% in the second quarter of 2019.

We are in the process of closing our Columbus, Ohio and Selkirk, New York branch locations as part of our restructuring efforts.  We expect these efforts to be substantially complete by the end of the third quarter this year.  During the second quarter of 2020, we recorded a restructuring charge of $1.5 million for closure-related costs for personnel, facility, equipment and working capital related costs.

Net interest expense was $0.9 million in the second quarter of 2020 and $1.8 million in the second quarter of 2019.  The lower expense in the second quarter of 2020 reflects both lower average debt outstanding and lower interest rates.

Income taxes were $0.0 million for the quarter ended June 30, 2020, as compared to income tax expense of $11.8 million for the comparable quarter ended June 30, 2019.  We recorded a tax charge of $11.8 million in the second quarter of 2019 related to an increase in our deferred tax asset valuation allowance.  The increase was required as realization of the net deferred asset was determined to no longer meet the more-likely-than-not criterion under US GAAP.  Most of the Company’s net deferred tax asset is comprised of federal tax loss carryforwards which will begin expiring in 2030.  The deferred tax valuation allowance is assessed each reporting period and the amount of net deferred tax assets considered realizable could be adjusted in future periods based on the Company’s financial performance.  As of June 30, 2020, we have continued to maintain a full valuation allowance on our deferred tax assets.  The net operating loss carryforwards remain available to offset future taxable income.

As a result of the foregoing factors, we reported net income of $1.6 million for the quarter ended June 30, 2020, compared to a net loss of $10.3 million for the quarter ended June 30, 2019.  Adjusted for the $1.5 million restructuring charge in 2020 and the $11.8 million tax charge in 2019, net income was $3.1 million and $1.5 million in 2020 and 2019, respectively.

Adjusted EBITDA was $5.7 million for the second quarter of 2020 compared to $5.1 million for the second quarter of 2019. Adjusted EBITDA is a non-GAAP measurement. See below reconciliation of Non-GAAP Financial Measures.

Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019

Net sales were $395.0 million in the first six months of 2020, which was $20.9 million, or 5.0%, lower than the first six months of 2019.  The decrease in net sales was primarily caused by the impact of the COVID-19 pandemic early in the second quarter.  While some of our largest markets were significantly impacted by the pandemic in the second quarter, demand has improved as construction activity has rebounded.  Revenues were lower in all three of our product classifications, with varying levels of pandemic-related supply chain disruption across product lines.

Millwork product sales decreased 8.7% in the first six months of 2020 to $177.9 million, compared to $194.8 million in the first six months of 2019; building products sales increased 0.4% in the first six months of 2020 to $190.0 million, compared to $189.3 million in the first six months of 2019; and wood product sales decreased 14.8% in the first six months of 2020 to $27.1 million, compared to $31.8 million in the first six months of 2019. Millwork sales were most impacted by the disruption of our supply chain when compared to other product classifications.  Building product sales were more resilient as certain product lines within this category retained relatively consistent high levels of demand.  The decline in wood product sales also reflected our decision to de-emphasize certain product lines within the category.

Gross margin was $79.6 million in the first six months of 2020, compared to $81.7 million in the first six months of 2019. As a percentage of sales, gross margin was 20.2% in the first six months of 2020, compared to 19.6% in the first six months of 2019.  The gross margin percentage reflects the favorable impact from our focus on higher margin sales opportunities, partially offset by the change in product mix consistent with the disproportionate increase in the building products category.

Operating expenses, excluding restructuring costs of $1.5 million, decreased $6.9 million to $73.7 million in the first six months of 2020, compared to $80.6 million in the first six months of 2019.  Personnel costs decreased $6.2 million as a result of expense reduction actions taken in response to the COVID-19 pandemic, including the closing of two branches, workforce reductions wage reductions, suspension of Company matching contributions under an employee benefit plan and reduced medical claims.  Non-personnel costs decreased $0.7 million as travel and other discretionary spend was curtailed and fuel costs were lower due to lower volume and price, partially offset by an increase in worker’s compensation expense and other insurance costs. As a percentage of sales, operating expenses, net of restructuring, were 18.7% in the first six months of 2020 compared to 19.4% in the first six months of 2019.

During the first quarter of 2020, a decline in the market value of the Company’s public equity concurrent with the COVID-19 pandemic triggered an assessment of goodwill. As a result of the interim goodwill impairment test, the Company recognized a goodwill impairment charge of $9.5 million.

We are in the process of closing of our Columbus, Ohio and Selkirk, New York branch locations as part of our restructuring efforts.  We expect these efforts to be substantially complete by the end of the third quarter this year.  During the second quarter of 2020, we recorded a restructuring charge of $1.5 million for closure-related costs for personnel, facility, equipment and working capital related costs.

Net interest expense was $2.2 million in the first six months of 2020 compared to $3.5 million in the first six months of 2019.  The lower expense in the first six months of 2020 reflected both lower average borrowing and lower interest rates.

Income taxes were $0.0 million for the first six months of 2020, as compared to income tax expense of $11.1 million for the first six months of 2019. In the six months ended June 30, 2019, we recorded a tax charge of $11.8 million for an increase in our deferred tax asset valuation allowance.  The increase was required as realization of the net deferred asset was determined to no longer meet the more-likely-than-not criterion under US GAAP.  Most of the Company’s net deferred tax asset is comprised of federal tax loss carryforwards which will begin expiring in 2030.  The deferred tax valuation allowance is assessed each reporting period and the amount of net deferred tax assets considered realizable could be adjusted in future periods based on the Company’s financial performance.  The net operating loss carryforwards remain available to offset future taxable income.

As a result of the foregoing factors, we reported a net loss of $7.3 million and $13.5 million for the six months ended June 30, 2020 and 2019, respectively.  Adjusted for the $9.5 million goodwill impairment charge and the $1.5 million restructuring charge in 2020, and adjusted for the $11.8 million tax charge in 2019, year-to-date net income was $3.7 million in 2020 compared to a net loss of $1.7 million a year ago.

Adjusted EBITDA was $9.2 million for the six months ended June 30, 2020 compared to $4.7 million for the comparable period of 2019. Adjusted EBITDA is a non-GAAP measurement. See below reconciliation of Non-GAAP Financial Measures.

Balance Sheet & Liquidity

Cash provided by operating activities was $10.3 million during the first six months of 2020, compared to a cash usage of $19.8 million during the first six months of 2019. The increase in cash provided by operating activities was primarily attributable to improved operating results combined with a $30.9 million reduction of inventory during the first six months of 2020 driven by our COVID-19 readiness and response plan. Accounts payable increased $6.1 million and $18.1 million in 2020 and 2019, respectively, primarily as a result of seasonal inventory purchase activity and temporary modifications to terms with key vendors during the first six months of 2020, and due to seasonal inventory purchases to support cyclical sales activity during the first six months of 2019.  These decreases in working capital were partially offset by an increase in accounts receivable of $35.0 million during the first six months of 2020, compared to an increase of $27.7 million in the prior-year corresponding period.  The increase in accounts receivable over the first six months of 2020 was primarily a result of cyclical increases in sales activity with a disproportionate impact from recovering sales late in the second quarter of 2020.

At June 30, 2020, we had $56.0 million of total liquidity including excess committed borrowing availability of $54.2 million and cash of $1.8 million. Total liquidity was $39.6 million at June 30, 2019 including excess committed borrowing availability of $38.5 million and cash of $1.1 million.

Impact and Company Response to COVID-19

In March 2020, the World Health Organization recognized the novel strain of coronavirus, COVID-19, as a pandemic.  The United States, various other countries and state and local jurisdictions have imposed, among other things, travel and business operation restrictions intended to limit the spread of the COVID-19 virus and have advised or required individuals to adhere to social distancing or limit or forego their time outside of their home.  This pandemic and the governmental response have resulted in significant and widespread economic disruptions to, and uncertainty in, the global and U.S. economies, including in the regions in which we operate.  In many jurisdictions, we and our customers were deemed “essential businesses” and continued to operate, reducing the impact of these restrictions on its operations and results for the three and six months ended June 30, 2020.  However, our management cannot reliably predict the future impact of the pandemic and the governmental response to the pandemic on our operations and future results.

With the exception of closing two branches as a part our restructuring efforts, all of our branches remain open and capable of meeting customer needs.  We have taken protective measures to guard the health and well-being of our employees and customers, including the implementation of social distancing guidelines and remote work options where possible.  We have observed certain of our customers reducing purchases and operations due to the impact of COVID-19 and governmental restrictions. We adjusted our sales forecast accordingly and have taken proactive measures to protect our operating liquidity, including communicating with vendors and customers, seeking modification of payment and other terms of rental and procurement agreements and monitoring our accounts receivable.  We have also reduced inventory levels to meet an anticipated decrease in demand and implemented cost containment measures, including closing two branches, lay-offs, wage reductions, suspension of matching contributions under a qualified defined contribution plan, and eliminated non-essential spend.  We have delayed or cancelled certain planned capital expenditures.  We have utilized our diverse overseas network to source alternative suppliers of our proprietary products, while simultaneously rationalizing our purchase volume to better align with our current sales projections.  We have also been proactively communicating with our lenders regarding potential modification to the terms of our credit facility should it be deemed necessary.  While we intend for these actions to mitigate the impact of the pandemic on our operations, we cannot provide any assurance that these actions will be successful.

Although we are reviewing and intend to seek available benefits under the CARES Act, we cannot predict the manner in which such benefits will be allocated or administered and we cannot assure you that we will be able to access such benefits in a timely manner or at all. Certain of the benefits we seek to access under the CARES Act have not previously been administered on the present scale or at all. Government or third party program administrators may be unable to cope with the volume of applications in the near term and any benefits we receive may not be as extensive as we currently estimate, may impose additional conditions and restrictions on our operations or may otherwise provide less relief than we contemplate. Accessing these benefits and our response to the COVID-19 pandemic have required our management team to devote extensive resources to these issues, which we expect to continue in the near future, and which negatively affect our ability to implement our business plan and respond to opportunities.

Conference Call

Huttig Building Products, Inc. will host a conference call Tuesday, August 4, 2020 at 10:00 a.m. Central Time.  Participants can listen to the call live via webcast by going to the investor portion of Huttig’s website at www.huttig.com.  Participants can also access the live conference call via telephone at (866) 238-1641 or (213) 660-0927 (international). The conference ID for this call is 9050677.

About Huttig

Huttig, currently in its 136th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states.  Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project” or similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words.  Statements made in this press release looking forward in time, including, but not limited to, statements regarding our current views with respect to financial performance, future growth in the housing market, distribution channels, sales, favorable supplier relationships, inventory levels, the ability to meet customer needs, enhanced competitive posture, strategic initiatives, absence of material financial impact from litigation or contingencies, including environmental proceedings, are included pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.

These statements present management’s expectations, beliefs, plans and objectives regarding our future business and financial performance.  We cannot guarantee that any forward-looking statements will be realized or achieved. These forward-looking statements are based on current projections, estimates, assumptions and judgments, and involve known and unknown risks and uncertainties.  We disclaim any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

There are a number of factors, some of which are beyond our control that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements.  These factors include, but are not limited to, the following: the impact of global health concerns, including the current COVID-19 pandemic, and governmental responses to such concerns, on our business, results of operations, liquidity and capital resources; the success of our growth initiatives; expansion of the Huttig-Grip product line; the strength of new construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with the historical annual average total housing starts from 1959 to 2019 of approximately 1.4 million starts based on statistics tracked by the U.S. Census Bureau; the cyclical nature of our industry; our ability to comply with, and the restrictive effect of, the financial covenant applicable under our credit facility; risks of international suppliers; the ability to source alternative suppliers in light of the COVID-19 pandemic; product liability claims and other legal proceedings; commodity prices and demand in light of the COVID-19 pandemic; stock market volatility; failure to meet exchange listing requirements; stockholder activist disruption; current or future litigation; information technology failures, network disruptions, cybersecurity attacks or breaches in data security; termination of key supplier relationships; our failure to attract and retain key personnel; goodwill impairment; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations particularly in light of the COVID-19 pandemic; the loss of a significant customer; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of a formerly owned facility in Montana; competition with existing or new industry participants; deterioration in our relationship with our unionized employees, including work stoppages or other disputes; funding requirements for multi-employer pension plans for our unionized employees; significant uninsured claims; the integration of any business we acquire and the liabilities of such businesses; the seasonality of our operations; federal and state transportation regulations; fuel cost increases; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; risks associated with our private brands; uncertainties resulting from changes to United States and foreign laws, regulations and policies; the potential impact of changes in tariff costs, including tariffs on imported steel and aluminum, and potential anti-dumping or countervailing duties; and those set forth under Part I, Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as supplemented by Form 8-K filed on April 27, 2020 and Part II, Item 1A – “Risk Factors” of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Non-GAAP Financial Measures

Huttig supplements its reporting of net income with the non-GAAP measurement of Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

The Company defines Adjusted EBITDA as net income adjusted for interest, income taxes, depreciation and amortization and other items as listed in the table below and presents Adjusted EBITDA because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and Huttig believes it enhances investors’ overall understanding of the financial performance of our business.  Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance.  Huttig compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors affecting the business.  Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss)	$1.6	$(10.3)	$(7.3)	$(13.5)
Interest expense, net	0.9	1.8	2.2	3.5
Benefit from income taxes	-	11.8	-	11.1
Depreciation and amortization	1.4	1.3	2.7	2.7
Stock compensation expense	0.3	0.6	0.6	1.1
Goodwill impairment	-	-	9.5	-
Restructuring Charges	1.5	-	1.5	-
Other	-	(0.1)	-	(0.2)
Adjusted EBITDA	$5.7	$5.1	$9.2	$4.7

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales	$192.0	$218.5	$395.0	$415.9
Cost of sales	153.3	174.2	315.4	334.2
Gross margin	38.7	44.3	79.6	81.7
Operating expenses	34.7	41.0	73.7	80.6
Goodwill impairment	—	—	9.5	—
Restructuring charges	1.5	—	1.5	—
Operating income (loss)	2.5	3.3	(5.1)	1.1
Interest expense, net	0.9	1.8	2.2	3.5
Income (loss) from operations before income taxes	1.6	1.5	(7.3)	(2.4)
Income tax expense	—	11.8	—	11.1
Income (loss) from continuing operations	1.6	(10.3)	(7.3)	(13.5)
Loss from discontinued operations, net of taxes	—	—	—	—
Net income (loss)	$1.6	$(10.3)	$(7.3)	$(13.5)

Earnings (loss) per share:
Earnings (loss) from continuing operations per share- basic	$0.06	$(0.40)	$(0.28)	$(0.53)
Loss from discontinued operations per share- basic	—	—	—	—
Net earnings (loss) per share - basic	$0.06	$(0.40)	$(0.28)	$(0.53)

Earnings (loss) from continuing operations per share- diluted	$0.06	$(0.40)	$(0.28)	$(0.53)
Loss from discontinued operations per share- diluted	—	—	—	—
Net income (loss) per share- diluted	$0.06	$(0.40)	$(0.28)	$(0.53)

Weighted average shares outstanding:
Basic shares outstanding	26.0	25.5	26.0	25.4
Diluted shares outstanding	26.2	25.5	26.0	25.4

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	June 30,	December 31,	June 30,
	2020	2019	2019
ASSETS
CURRENT ASSETS:
Cash and equivalents	$1.8	$2.2	$1.1
Trade accounts receivable, net	95.5	60.5	96.7
Inventories, net	108.5	139.4	141.7
Other current assets	9.2	12.8	13.4
Total current assets	215.0	214.9	252.9

PROPERTY, PLANT AND EQUIPMENT:
Land	5.0	5.0	5.0
Buildings and improvements	32.6	32.4	32.5
Machinery and equipment	58.8	58.2	56.5
Gross property, plant and equipment	96.4	95.6	94.0
Less accumulated depreciation	66.6	64.4	62.0
Property, plant and equipment, net	29.8	31.2	32.0

OTHER ASSETS:
Operating lease right-of-use assets	38.6	40.9	34.2
Goodwill	—	9.5	9.5
Deferred income taxes	—	—	—
Other	4.8	5.0	5.5
Total other assets	43.4	55.4	49.2
TOTAL ASSETS	$288.2	$301.5	$334.1

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions, except share data)

	June 30,	December 31,	June 30,
	2020	2019	2019
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1.7	$1.7	$1.7
Current maturities of operating lease right-of-use liabilities	9.8	9.7	9.2
Trade accounts payable	62.9	56.8	69.6
Accrued compensation	5.5	5.5	4.4
Other accrued liabilities	15.3	15.8	13.1
Total current liabilities	95.2	89.5	98.0
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	125.6	135.1	158.6
Operating lease right-of-use liabilities, less current maturities	29.0	31.6	25.5
Other non-current liabilities	2.2	2.4	2.5
Total non-current liabilities	156.8	169.1	186.6

SHAREHOLDERS’ EQUITY:
Preferred shares: $.01 par (5,000,000 shares authorized)	—	—	—
Common shares: $.01 par (75,000,000 shares authorized: 26,894,006; 26,441,926; and 26,542,639 shares issued at June 30, 2020, December 31, 2019 and June 30, 2019, respectively)	0.3	0.3	0.3
Additional paid-in capital	48.8	48.2	47.0
Retained earnings (accumulated deficit)	(12.9)	(5.6)	2.2
Total shareholders’ equity	36.2	42.9	49.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$288.2	$301.5	$334.1

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Cash Flows From Operating Activities:
Net income (loss)	$1.6	$(10.3)	$(7.3)	$(13.5)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1.4	1.3	2.7	2.7
Non-cash interest expense	—	—	0.1	0.1
Stock-based compensation	0.3	0.6	0.6	1.1
Deferred income taxes	—	11.8	—	11.0
Goodwill impairment	—	—	9.5	—
Restructuring charges	1.5	—	1.5	—
Changes in operating assets and liabilities:
Trade accounts receivable	1.2	(7.5)	(35.0)	(27.7)
Inventories, net	38.8	7.5	30.9	(7.7)
Trade accounts payable	(22.6)	(17.0)	6.1	18.1
Other	2.5	(0.6)	1.2	(3.9)
Cash provided by (used in) continuing operating activities	24.7	(14.2)	10.3	(19.8)
Cash used in discontinued operating activities	—	(0.1)	(0.1)	(0.2)
Total cash provided by (used in) operating activities	24.7	(14.3)	10.2	(20.0)
Cash Flows From Investing Activities:
Capital expenditures	(0.4)	(0.4)	(0.8)	(0.8)
Total cash used in investing activities	(0.4)	(0.4)	(0.8)	(0.8)
Cash Flows From Financing Activities:
Borrowings (repayments) of debt, net	(22.9)	14.9	(9.8)	21.2
Repurchase of shares to satisfy employee tax withholdings	—	—	—	(0.1)
Total cash provided by (used in) financing activities	(22.9)	14.9	(9.8)	21.1
Net increase (decrease) in cash and equivalents	1.4	0.2	(0.4)	0.3
Cash and equivalents, beginning of period	0.4	0.9	2.2	0.8
Cash and equivalents, end of period	$1.8	$1.1	$1.8	$1.1

For more information, contact:

investor@huttig.com